CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

The Board of Directors and Stockholders:

Leader Capital Holdings Corp. and subsidiaries

We hereby consent to the inclusion in the foregoing Registration Statement of Leader Capital Holdings Corp. and subsidiaries (the “Company”) on Form S-1 Amendment No. 3 of our report dated November 14, 2017, relating to our audit of the consolidated balance sheet as of August 31, 2017, and consolidated statements of operations, changes in stockholders' equity and cash flows for the period from March 22, 2017 (Inception) to August 31, 2017.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ TAAD, LLP

Diamond Bar, California

February 5, 2018